Exhibit 15.2

FANGDA PARTNERS

上海 Shanghai·北京 Beijing·深圳 Shenzhen·香港 Hong Kong

http://www.fangdalaw.com

中国上海市南京西路1266号	电子邮件	E-mail:	email@fangdalaw.com
恒隆广场一期32楼	电 话	Tel.:	86-21-2208-1166
邮政编码：200040	传 真	Fax:	86-21-5298-5599
	文 号	Ref.:	15GC0086

32/F, Plaza 66 Tower 1

1266 Nanjing West Road

Shanghai 200040, PRC

June 25, 2015

Alibaba Group Holding Limited
c/o Alibaba Group Services Limited

26/F Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Dear Sirs,

We consent to the references to our firm under “Item 3. Key Information—D. Risk Factors—Risks Related to our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our variable interest entities do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in those operations.”, “Item 4. Information on the Company—C. Organizational Structure—Contracts that enable us to receive substantially all of the economic benefits from the variable interest entities”, “Item 6. Directors, Senior Management And Employees—B. Compensation—Employment Agreements” and “Item 10. Additional Information—E. Taxation” in Alibaba Group Holding Limited’s Annual Report on Form 20-F for the year ended December 31, 2014, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of [June] 2015. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2014.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners
Fangda Partners